EXHIBIT 99.1

Global Self Storage Reports Third Quarter 2023 Results

Continued Same-Store Revenue Growth and Consistent Occupancy Rates Despite Competitive Customer Move-in Environment across the Self-Storage Industry

Millbrook, NY – November 13, 2023 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires and redevelops self-storage properties, reported results for the third quarter ended September 30, 2023. All comparisons are to the same year-ago period unless otherwise noted.

Q3 2023 Highlights

•
Total revenues increased 0.1% to $3.1 million.
•
Net income totaled $271,000 or $0.02 per diluted share.
•
Funds from operations (FFO) decreased 21.7% to $1.1 million or $0.10 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Adjusted FFO (AFFO), a non-GAAP term, decreased 20.5% to $1.1 million or $0.10 per diluted share.
•
Same-store revenues increased 0.2% to $3.1 million.
•
Same-store net operating income (NOI), a non-GAAP term, decreased 7.1% to $1.9 million.
•
Same-store occupancy at September 30, 2023 was 89.8% compared to 89.6% at September 30, 2022 as the company optimized rental revenue. As of October 31, 2023, same-store occupancy increased to 90.4%.
•
Same-store average tenant duration of stay at September 30, 2023 was unchanged at approximately 3.3 years.
•
Maintained quarterly dividend of $0.0725 per common share.
•
Capital resources at September 30, 2023 totaled approximately $24.1 million, comprised of $6.9 million in cash, cash equivalents and restricted cash; $2.2 million in marketable securities; and $15 million available under the company’s revolving credit facility.

First Nine Months 2023 Highlights

•
Total revenues increased 3.7% to $9.2 million.
•
Net income totaled $1.8 million or $0.16 per diluted share.
•
FFO decreased 5.4% to $3.2 million or $0.29 per diluted share.
•
AFFO decreased 6.2 % to $3.4 million or $0.30 per diluted share.

•
Same-store revenues increased 3.7% to $9.2 million.
•
Same-store NOI increased 0.1% to $5.8 million.

Dividend

On September 1, 2023, the company declared a quarterly dividend of $0.0725 per share, consistent with the quarterly dividend for the year-ago period and previous quarter. The quarterly distribution represents an annualized dividend rate of $0.29 per share.

Company Objective

The objective of the company is to increase value over time for the benefit of its stockholders. Toward this end, the company will continue to execute its strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at its existing properties. The company’s board of directors regularly reviews the strategic business plan, with topics and metrices that include capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

The management of Global Self Storage believes that the company’s continued operational performance and capital resources position it well to continue to pursue its strategic business plan.

Management Commentary

“We generated topline revenue that was a record for a third quarter and an overall record for the first nine months of the year, with this despite the competitive customer move-in environment and other economic headwinds,” stated Global Self Storage president and CEO, Mark C. Winmill.

“As expected, we saw lower move-in rental rates year-over-year across the self-storage industry, as increased interest rates slowed the housing market and associated self-storage activity. However, the decrease in move-in rental rates was partially offset by increases in existing tenant rates under our revenue rate management program.

“We also achieved record same-store revenue and NOI in the first nine months of 2023, despite the anticipated industry-wide deceleration in same-store revenue growth. We believe this performance demonstrates how our results can be bolstered by our effective digital marketing that has helped us maintain overall average same-store occupancy at around 90%.

“We believe our commitment to providing exceptional customer service also continues to foster strong brand loyalty and referrals, with this helping us attract high-quality tenants who will store with us for longer than the industry average. This has been evident in our same-store average tenant duration-of-stay which was a peer-leading 3.3 years at the end of the third quarter.

“Subsequent to the end of the quarter, we re-launched our website with a new modern look that is optimized for greater customer engagement, interaction on mobile devices, and discovery through organic search.

“We estimate more than half of our new tenants are generated from digital marketing, so we anticipate these improvements to help maintain occupancies and attract high-quality tenants that are the hallmark of our success and have helped us maintain our historically strong pricing power.

“Over the years, we have received more than 2,400 tenant Google reviews. In fact, many of our properties have hundreds of Google reviews and all our properties have an average rating of more than four out of five stars.

“After a long period of exceptional industry-wide growth continuing into the beginning of this year, we now expect the remainder of the year to return to pre-pandemic demand patterns and same-store revenue growth to continue to slow across the industry. We anticipate the competitive pricing landscape to continue, including move-in rate pricing pressure and increased marketing spend designed to attract high-quality tenants. Meanwhile, we are taking steps to control expenses as inflation-related pressures continue.

“We are certainly not alone in these challenges, and we see them creating opportunities for favorable acquisitions and joint ventures. Armed with our strong balance sheet, we continue to actively seek and evaluate potential self-storage property acquisitions. These would be located in secondary and tertiary markets in the Northeast, Mid-Atlantic, Midwest, and South-Central regions of the U.S. where there is lower supply growth and generally less competition from other professionally managed self-storage operators.

“As we advance toward the end of the year, we expect to benefit from our ongoing revenue rate management program, new website, and other marketing initiatives. We remain confident that our strategy of providing a convenient, clean, secure, and hassle-free customer experience will continue to attract high-quality tenants. Combined with the potential for acquisitive growth, we see our professional approach to self-storage management continuing to provide attractive value to our stockholders over the long-term."

Q3 2023 Financial Summary

Total revenues increased 0.1% to $3.1 million in the third quarter of 2023. This increase was due primarily to the company’s revenue rate management program of raising existing tenant rates.

Total operating expenses increased 14.2% to $2.3 million, as compared to $2.0 million in the same year-ago period. The increase was attributable to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was due primarily to increased expenses for repairs and maintenance, marketing costs, employment costs, and real estate property taxes.

Operating income decreased 25.1% to $829,000, as compared to $1.1 million in the same period last year.

Net income was $271,000 or $0.02 per basic and diluted share, as compared to $930,000 or $0.08 per basic and diluted share in the same year-ago period.

As of September 30, 2023, the company’s capital resources totaled approximately $24.1 million, comprised of $6.9 million in cash, cash equivalents and restricted cash, $2.2 million of marketable securities, and $15.0 million available for withdrawal under the company’s revolving credit facility.

Q3 2023 Same-Store Results

As of September 30, 2023, the company owned 12 same-store properties and zero non-same-store properties, and managed one third-party owned property.

For the third quarter of 2023, same-store revenues increased 0.2% to $3.1 million compared to $3.1 million in the same period last year. This increase was due primarily to increased rental rates.

Same-store cost of operations increased 15.1% to $1.2 million compared to $1.0 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for repairs and maintenance, employment costs, real estate property taxes and marketing costs.

Same-store NOI decreased 7.1% to $1.9 million, compared to $2.1 million in the same period last year. The decrease was primarily due to more muted revenue growth and increased cost of operations mentioned above.

Same-store occupancy at September 30, 2023 increased to 89.8% from 89.6% at September 30, 2022. As of October 31, 2023, occupancy at the company’s same-store properties was 90.4%.

Same-store average duration of tenant stay at September 30, 2023 was 3.3 years, approximately the same as of September 30, 2022.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q3 2023 Operating Results

Net income in the third quarter of 2023 was $271,000 or $0.02 per basic and diluted share, compared to $930,000 or $0.08 per basic and diluted share in the third quarter of 2022.

Property operations expense increased to $1.2 million from $1.0 million in the same period last year.

General and administrative expenses increased to $684,000, as compared to $561,000 in the same period last year.

Business development costs increased to $6,000 from $5,000 in the same period last year.

Interest expense increased to $213,000 from $163,000 in the year-ago period. This increase was attributable to the change in fair value of the interest rate cap and cash settlements under the interest rate cap from the difference between the reference interest rate and the strike rate.

FFO decreased 21.7% to $1.1 million or $0.10 per diluted share, compared to FFO of $1.4 million or $0.13 per diluted share in the same period last year.

AFFO decreased 20.5% to $1.1 million or $0.10 per diluted share, compared to AFFO of $1.4 million or $0.13 per diluted share in the same period last year.

First Nine Months 2023 Financial Summary

For the first nine months of 2023, total revenues increased 3.7% to $9.2 million, as compared to $8.9 million in the same period last year. This increase was due primarily to the company’s revenue rate management program of raising existing tenant rates.

Total operating expenses increased 9.3% to $6.8 million, as compared to $6.2 million in the first nine months of last year. The increase was primarily attributable to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was due primarily to increased expenses for marketing costs, employment costs, and real estate property taxes.

Operating income decreased 9.3% to $2.4 million, as compared to $2.7 million in the same period last year.

Net income was $1.8 million or $0.17 per basic and $0.16 per diluted share, as compared to $1.6 million or $0.15 per basic and diluted share in the same period last year.

First Nine Months 2023 Same-Store Results

For the first nine months of 2023, same-store revenues increased 3.7% to $9.2 million compared to $8.8 million in the same period last year. This increase was due primarily to the company’s revenue rate management program of raising existing tenant rates.

Same-store cost of operations increased 10.5% to $3.4 million compared to $3.1 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for employment costs, repairs and maintenance, real estate property taxes and marketing costs.

Same-store NOI increased 0.1% to $5.8 million, compared to $5.8 million in the same period last year. The increase was primarily due to the increase in same-store revenues.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

First Nine Months 2023 Operating Results

Net income in the first nine months of 2023 was $1.8 million or $0.17 per basic and $0.16 per diluted share, compared to $1.6 million or $0.15 per basic and diluted share in the first nine months of 2022.

Property operations expense increased to $3.4 million, as compared to $3.1 million in the same period last year.

General and administrative expenses increased to $2.2 million, as compared to $1.9 million in the same period last year.

Business development costs decreased to $11,000, compared to $47,000 in the same period last year.

Interest expense increased to $620,000 from $572,000 in the same year-ago period. This increase was attributable to the change in fair value of the interest rate cap and cash settlements under the interest rate cap from the difference between the reference interest rate and the strike rate.

FFO decreased 5.4% to $3.2 million or $0.29 per diluted share, compared to FFO of $3.4 million or $0.31 per diluted share in the same period last year.

AFFO decreased 6.2% to $3.4 million or $0.30 per diluted share, compared to AFFO of $3.6 million or $0.33 per diluted share in the same period last year.

Q3 2023 and First Nine Months 2023 FFO and AFFO (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$270,758	$929,864	$1,841,369	$1,617,271
Eliminate items excluded from FFO:
Unrealized loss on marketable equity securities	411,969	59,512	165,266	889,885
Depreciation and amortization	409,245	404,961	1,224,624	1,214,344
Gain on PPP loan forgiveness	—	—	—	(307,210)

FFO attributable to common stockholders	1,091,972	1,394,337	3,231,259	3,414,290
Adjustments:
Compensation expense related to stock-based awards	44,720	39,179	126,428	131,112
Business development, capital raising, store acquisition, and third-party management marketing expenses	5,903	4,598	11,152	46,708
AFFO attributable to common stockholders	$1,142,595	$1,438,114	$3,368,839	$3,592,110

Earnings per share attributable to common stockholders - basic	$0.02	$0.08	$0.17	$0.15
Earnings per share attributable to common stockholders - diluted	$0.02	$0.08	$0.16	$0.15
FFO per share - diluted	$0.10	$0.13	$0.29	$0.31
AFFO per share - diluted	$0.10	$0.13	$0.30	$0.33

Weighted average shares outstanding - basic	11,048,877	10,924,646	11,041,578	10,785,362
Weighted average shares outstanding - diluted	11,090,674	10,978,000	11,084,684	10,842,515

Additional Information

Additional information about the company’s third quarter and first nine months of 2023 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. The Company also excludes unrealized gains on marketable equity securities and gains relating to PPP loan forgiveness. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of stock-based compensation, business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe same-store net operating income or “NOI” is a meaningful measure of operating performance because we utilize same-store NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes same-store NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. Same-store NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

Same-store NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At September 30, 2023, we owned twelve same-store properties and zero non same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its benine months, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley

Chief Financial Officer

Global Self Storage

1 (212) 785-0900, ext. 267

Email: tomalley@globalselfstorage.us

Investor Relations Contact:

Ron Both

CMA Investor Relations

Tel (949) 432-7566

Email Contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Real estate assets, net	$55,856,225	$56,884,160
Cash and cash equivalents	6,695,712	6,363,610
Restricted cash	209,763	151,397
Investments in securities	2,200,887	2,366,153
Accounts receivable	204,790	168,299
Prepaid expenses and other assets	847,731	479,458
Line of credit issuance costs, net	76,201	152,402
Interest rate cap	92,649	123,152
Goodwill	694,121	694,121
Total assets	$66,878,079	$67,382,752
Liabilities and equity
Note payable, net	$17,033,431	$17,420,854
Accounts payable and accrued expenses	1,959,774	1,622,784
Total liabilities	18,993,205	19,043,638
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,142,970 shares and 11,109,077 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	111,430	111,091
Additional paid in capital	49,155,801	49,029,712
Accumulated deficit	(1,382,357)	(801,689)
Total stockholders' equity	47,884,874	48,339,114
Total liabilities and stockholders' equity	$66,878,079	$67,382,752

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Rental income	$2,968,263	$2,970,875	$8,857,845	$8,542,221
Other property related income	103,676	93,630	293,788	281,702
Management fees and other income	18,435	21,907	62,712	62,218
Total revenues	3,090,374	3,086,412	9,214,345	8,886,141
Expenses
Property operations	1,163,064	1,010,495	3,374,379	3,053,481
General and administrative	683,629	560,675	2,172,965	1,892,382
Depreciation and amortization	409,245	404,961	1,224,624	1,214,344
Business development	5,903	4,598	11,152	46,708
Total expenses	2,261,841	1,980,729	6,783,120	6,206,915
Operating income	828,533	1,105,683	2,431,225	2,679,226
Other income (expense)
Dividend and interest income	66,906	46,846	194,960	92,894
Unrealized loss on marketable equity securities	(411,969)	(59,512)	(165,266)	(889,885)
Interest expense	(212,712)	(163,153)	(619,550)	(572,174)
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	—	307,210
Total other expense, net	(557,775)	(175,819)	(589,856)	(1,061,955)
Net income and comprehensive income	$270,758	$929,864	$1,841,369	$1,617,271
Earnings per share
Basic	$0.02	$0.08	$0.17	$0.15
Diluted	$0.02	$0.08	$0.16	$0.15
Weighted average shares outstanding
Basic	11,048,877	10,924,646	11,041,578	10,785,362
Diluted	11,090,674	10,978,000	11,084,684	10,842,515

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$270,758	$929,864	$1,841,369	$1,617,271
Adjustments:
Management fees and other income	(18,435)	(21,907)	(62,712)	(62,218)
General and administrative	683,629	560,675	2,172,965	1,892,382
Depreciation and amortization	409,245	404,961	1,224,624	1,214,344
Business development	5,903	4,598	11,152	46,708
Dividend and interest income	(66,906)	(46,846)	(194,960)	(92,894)
Unrealized loss on marketable equity securities	411,969	59,512	165,266	889,885
Interest expense	212,712	163,153	619,550	572,174
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	—	(307,210)
Total same-store net operating income	$1,908,875	$2,054,010	$5,777,254	$5,770,442

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Same-store revenues	$3,071,939	$3,064,505	$9,151,633	$8,823,923
Same-store cost of operations	1,163,064	1,010,495	3,374,379	3,053,481
Total same-store net operating income	$1,908,875	$2,054,010	$5,777,254	$5,770,442